2023 Exec. Form
CDW Corporation
2021 Long-Term Incentive Plan

Performance Share Unit Award Agreement
CDW Corporation, a Delaware corporation (the “Company”), hereby grants to the individual (the “Holder”) named in the award notice attached hereto (the “Award Notice”) as of the date set forth in the Award Notice (the “Grant Date”), pursuant to the provisions of the CDW Corporation 2021 Long-Term Incentive Plan (the “Plan”), a performance share unit award (the “Award”) with respect to the number of shares of the Company’s Common Stock set forth in the Award Notice, upon and subject to the restrictions, terms and conditions set forth below, in the Award Notice and in the Plan. Capitalized terms not defined herein shall have the meanings specified in the Plan.
1.Award Subject to Acceptance of Agreement. The Award shall be null and void unless the Holder accepts this Agreement by electronically accepting this Agreement within the Holder’s stock plan account with the Company’s stock plan administrator according to the procedures then in effect.
2.Rights as a Stockholder. The Holder shall not be entitled to any privileges of ownership with respect to the shares of Common Stock subject to the Award unless and until, and only to the extent, such shares become vested pursuant to Section 3 hereof and the Holder becomes a stockholder of record with respect to such shares. As of each date on which the Company pays a cash dividend to record owners of shares of Common Stock (a “Dividend Date”), the number of shares subject to the Award shall increase by (i) the product of the total number of shares subject to the Award immediately prior to such Dividend Date multiplied by the dollar amount of the cash dividend paid per share of Common Stock by the Company on such Dividend Date, divided by (ii) the Fair Market Value of a share of Common Stock on such Dividend Date. Any such additional shares shall be subject to the same vesting conditions and payment terms set forth herein as the shares to which they relate.
3.Performance Conditions, Restriction Period, Vesting and Settlement.
1.1.Performance-Based Vesting Conditions. Subject to the remainder of this Section 3, the Award shall vest pursuant to the terms of this Agreement, the Award Notice and the Plan based on the achievement of the performance goals set forth in the Award Notice over the Performance Period set forth in the Award Notice, provided that the Holder remains in continuous employment with the Company through the end of the Performance Period, and the vested portion of the Award shall be paid to the Holder within 70 days after the end of the Performance Period. Attainment of the performance goals shall be determined and certified by the Committee in writing prior to the settlement of the Award.
1.2.Termination of Employment
(a)Termination of Employment due to Retirement. If the Holder’s employment with the Company and/or a Subsidiary terminates prior to the end of the Performance Period and prior to a Change in Control by reason of the Holder’s Retirement, as defined below, the Performance Period shall continue through the last day thereof and the Holder shall be entitled to a prorated Award, provided that the Holder has continuously complied with the Restrictive Covenants. Such prorated Award shall be equal to the number of shares earned at the end of the Performance Period based on the actual performance during the Performance Period multiplied by a fraction, the numerator of which shall equal the number of full months in the Performance Period during which the Holder was employed by the Company and the denominator of which shall equal 36. Such vested Award shall be paid to the Holder within 70 days after the end of the Performance Period.
(b)Death or Disability. If the Holder dies or terminates employment with the Company and/or a Subsidiary due to Disability, as defined below, on or before the end of the Performance Period, and in either case prior to a Change in Control, then the Award shall become fully vested; provided that in the case of a termination due to Disability the Holder executes and does not revoke a waiver and release of claims in the form prescribed by the Company within 60 days after the date of such termination. If such death or termination occurs prior to the 24-month anniversary of the first day of the Performance Period, then the performance goals set forth in Section 3.1 shall be deemed to have been satisfied at the target level. If such death or termination occurs on or after the 24-month anniversary of the first day of the Performance Period, then the number of shares of Common Stock earned pursuant to Section 3.1 shall be based on the projected level of performance through the end of the Performance Period, as determined by the Company for purposes of its financial statements for the fiscal quarter ending prior to the date of such death or termination. The vested Award shall be settled within 70 days following the date of the Holder’s death or termination of employment.
Exec     1
4878-1314-6951v.3

(c)Termination other than due to Retirement, Death or Disability. If the Holder’s employment with the Company and/or a Subsidiary terminates prior to the end of the Performance Period and prior to a Change in Control by reason of (i) the Company’s termination of the Holder’s employment for any reason other than death or Disability or (ii) the Holder’s resignation for any reason other than Retirement, then the Award shall be immediately and automatically forfeited by the Holder and cancelled by the Company.
1.3.Change in Control.
(a)Satisfaction of Performance Goals. If a Change in Control occurs prior to the 24-month anniversary of the first day of the Performance Period, the performance goals set forth in Section 3.1 shall be deemed to have been satisfied at the target level. If the Change in Control occurs on or after the 24-month anniversary of the first day of the Performance Period, the number of shares of Common Stock earned pursuant to Section 3.1 shall be based on the projected level of performance through the end of the Performance Period, as determined by the Committee prior to the date of the Change in Control based on performance through the date of such determination. If the Change in Control occurs after the date on which the Participant’s employment is terminated by reason of Retirement, pursuant to Section 3.2(a), the number of shares earned for purposes of such section shall be determined as of the date of the Change in Control in accordance with this Section 3.3(a) and such number of shares, prorated in accordance with Section 3.2(a), shall be settled within 70 days following such Change in Control.
(b)Vesting and Settlement of Award Not Assumed. In the event of a Change in Control prior to the end of the Performance Period pursuant to which the Award is not effectively assumed or continued by the surviving or acquiring corporation in such Change in Control (as determined by the Board or Committee, with appropriate adjustments to the number and kind of shares, in each case, that preserve the value of the shares subject to the Award and other material terms and conditions of the outstanding Award  as in effect immediately prior to the Change in Control), the Award shall vest as of the date of the Change in Control, based on the performance level determined in accordance with Section 3.3(a). If the Change in Control constitutes a “change in control event,” within the meaning of Section 409A of the Code, and the Company terminates all deferred compensation plans of the same type to the extent required under Section 409A of the Code, then the Award shall be settled in cash within 70 days following such Change in Control.
(c)Vesting and Settlement of Award Assumed. In the event of a Change in Control prior to the end of the Performance Period pursuant to which the Award is effectively assumed or continued by the surviving or acquiring corporation in such Change in Control (as determined by the Board or Committee, with appropriate adjustments to the number and kind of shares, in each case, that preserve the value of the shares subject to the Award and other material terms and conditions of the outstanding Award  as in effect immediately prior to the Change in Control) and (i) the Holder remains continuously employed through the end of the Performance Period, (ii) the Company terminates the Holder’s employment without Cause or the Holder resigns for Good Reason within 24 months following such Change in Control and the Holder executes and does not revoke a waiver and release of claims in the form prescribed by the Company within 60 days after the date of such termination, (iii) the Holder’s employment terminates due to Retirement following such Change in Control, or (iv) the Holder dies or terminates employment due to Disability following such Change in Control and, in the case of a termination due to Disability, the Holder executes and does not revoke a waiver and release of claims in the form prescribed by the Company within 60 days after the date of such termination, then in any such case, the Award shall vest based on the performance level determined in accordance with Section 3.3(a) hereof.  In the case of a termination pursuant to clause (ii) of this Section 3.3(c) (termination without Cause or resignation for Good Reason) or in the case of the Holder’s death or termination due to Disability, the Award shall be paid in full, and in the case of a termination pursuant to clause (iii) of this Section 3.3(c) (Retirement), the Award shall be prorated in accordance with, and subject to the terms of, Section 3.2(a). The vested Award shall be settled within 70 days following the end of the Performance Period or, if earlier, the Holder’s termination of employment or death. If, following a Change in Control, the Holder experiences a termination of employment other than as set forth in this Section 3.3(c), the Award shall be immediately and automatically forfeited by the Holder and cancelled by the Company.
1.4.Definitions.
(a)Cause. For purposes of this Award, “Cause” shall have the meaning set forth in the Compensation Protection Agreement between the Company and Holder (or any successor severance plan or agreement).
(b)Disability. For purposes of this Award, “Disability” shall mean the Holder’s absence from the Holder’s duties with the Company on a full-time basis for at least 180 consecutive days as a result of the

Holder’s incapacity due to physical or mental illness, or under such other circumstances as the Committee determines, in its sole discretion, constitute a Disability.
(c)Good Reason. For purposes of this Award, “Good Reason” shall have the meaning set forth in the Compensation Protection Agreement between the Company and Holder (or any successor severance plan or agreement).
(d)Restrictive Covenant. For purposes of this Award, “Restrictive Covenant” shall mean any non-competition, non-solicitation, confidentiality or protection of trade secrets (or similar provision regarding intellectual property) covenant by which Holder is bound under any agreement between Holder and the Company and its Subsidiaries.
(e)Retirement. For purposes of this Award, “Retirement” shall mean a termination of Holder’s employment for a reason other than Cause after (i) the Holder has attained age 55 and (B) the sum of the Holder’s age and years of employment with or service to the Company or its Subsidiaries equals or exceeds 65; provided that such termination occurs at least six months after the Grant Date.
4.Issuance or Delivery of Shares. Subject to Section 7.12, the Company shall issue or deliver, subject to the conditions of this Agreement, the vested shares of Common Stock to the Holder at the time specified in Section 3 hereof; provided, however, that in the event of vesting of the Award pursuant to Section 3.3, if the Award constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Code) and such Change in Control is not a “change in control event” (within the meaning of Section 409A of the Code) or the Award otherwise cannot be paid at the time specified in Section 3.3 without complying with the requirements of Section 409A of the Code, then such Award shall be paid within 70 days after the earliest to occur of (i) the last day of the Performance Period, (ii) the Holder’s termination of employment and (iii) the Holder’s death; provided that if the Holder’s right to such payment is subject to a substantial risk of forfeiture as of such payment date, then such payment shall be delayed and paid within 70 days after such substantial risk of forfeiture lapses. Such issuance or delivery shall be evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company. The Company shall pay all original issue or transfer taxes and all fees and expenses incident to such issuance or delivery, except as otherwise provided in Section 7.  Prior to the issuance to the Holder of the shares of Common Stock subject to the Award, the Holder shall have no direct or secured claim in any specific assets of the Company or in such shares of Common Stock, and will have the status of a general unsecured creditor of the Company. The Holder shall have no beneficial interest or ownership in the vested shares of Common Stock until the issuance or delivery of those vested shares of Common Stock to the Holder.
5.Clawback of Proceeds.
1.1.Clawback of Proceeds. This award is subject to the clawback provisions in Section 5.15 of the Plan. In addition, if the Holder materially violates any Restrictive Covenant and such violation occurs on or before the third anniversary of the date of the Holder’s termination of employment: (i) the Award shall be forfeited and (ii) any and all Performance Share Proceeds (as hereinafter defined) shall be immediately due and payable by the Holder to the Company. For purposes of this Section, “Performance Share Proceeds” shall mean, with respect to any portion of the Award which is settled later than 24 months prior to the date of the Holder’s termination of employment or service with the Company the Fair Market Value of a share of Common Stock on the date such portion of the Award was settled, multiplied by the number of shares of Common Stock issued to the Holder pursuant to the settlement of such portion of the Award. The remedy provided by this Section shall be in addition to and not in lieu of any rights or remedies which the Company may have against the Holder in respect of a breach by the Holder of any duty or obligation to the Company.
1.2.Right of Setoff. The Holder agrees that by accepting the Award the Holder authorizes the Company and its affiliates to deduct any amount or amounts owed by the Holder pursuant to this Section 5 from any amounts payable by or on behalf of the Company or any affiliate to the Holder, including, without limitation, any amount payable to the Holder as salary, wages, vacation pay, bonus or the vesting or settlement of the Award or any stock-based award. This right of setoff shall not be an exclusive remedy and the Company’s or an affiliate’s election not to exercise this right of setoff with respect to any amount payable to the Holder shall not constitute a waiver of this right of setoff with respect to any other amount payable to the Holder or any other remedy.
6.Transfer Restrictions and Investment Representation.
1.1.Nontransferability of Award. The Award may not be transferred by the Holder other than by will or the laws of descent and distribution or pursuant to the designation of one or more beneficiaries on the form prescribed by the Company.  Except to the extent permitted by the foregoing sentence, the Award may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process.  Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of the Award, the Award and all rights hereunder shall immediately become null and void.
1.2.Investment Representation. The Holder hereby covenants that (a) any sale of any share of Common Stock acquired upon the vesting of the Award shall be made either pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), and any applicable state securities laws, or pursuant to an exemption from registration under the Securities Act and such state securities laws and (b) the Holder shall comply with all regulations and requirements of any regulatory authority having control of or supervision over the issuance of the shares and, in connection therewith, shall execute any documents which the Company shall in its sole discretion deem necessary or advisable.
7.Additional Terms and Conditions of Award.
1.1.Withholding Taxes.
(a)As a condition precedent to the issuance of Common Stock following the vesting of the Award, the Holder shall pay to the Company such amount as the Company or an affiliate determines is required, under all applicable federal, state, local or other laws or regulations, to be withheld and paid over as income tax, social charges, national insurance contributions (other than employer national insurance contributions) or other withholding taxes (the “Required Tax Payments”) with respect to the Award and/or the delivery of the Common Stock. If the Holder shall fail to advance the Required Tax Payments after request by the Company, the Company may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Company or an affiliate to the Holder.
(b)The Holder may elect to satisfy his or her obligation to advance the Required Tax Payments by any of the following means: (i) a cash payment to the Company; (ii) to the extent permitted by the Committee, delivery to the Company (either actual delivery or by attestation procedures established by the Company) of previously owned whole shares of Common Stock having an aggregate Fair Market Value, determined as of the date on which such withholding obligation arises (the “Tax Date”), equal to the Required Tax Payments; (iii) authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered to the Holder having an aggregate Fair Market Value, determined as of the Tax Date, equal to the Required Tax Payments; or (iv) any combination of (i), (ii) and (iii). Shares of Common Stock to be delivered or withheld may not have a Fair Market Value in excess of the amount determined by applying the maximum individual statutory tax rate in the Holder jurisdiction; provided that the Committee shall be permitted to limit the number of shares so delivered or withheld to a lesser number if necessary, as determined by the Committee, to avoid adverse accounting consequences or for administrative convenience; provided, however, that if a fraction of a share of Common Stock would be required to satisfy the maximum individual statutory rate in the Holder’s jurisdiction, then the number of shares of Common Stock to be delivered or withheld may be rounded up to the next nearest whole share of Common Stock. No share of Common Stock or certificate representing a share of Common Stock shall be issued or delivered until the Required Tax Payments have been satisfied in full.
1.2.Compliance with Applicable Law. The Award is subject to the condition that if the listing, registration or qualification of the shares subject to the Award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the delivery of shares hereunder, the shares of Common Stock subject to the Award shall not be delivered, in whole or in part, unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company agrees to use reasonable efforts to effect or obtain any such listing, registration, qualification, consent, approval or other action.
1.3.Award Confers No Rights to Continued Employment. In no event shall the granting of the Award or its acceptance by the Holder, or any provision of the Agreement or the Plan, give or be deemed to give the Holder any right to continued employment by the Company, any Subsidiary or any affiliate of the Company or affect in any manner the right of the Company, any Subsidiary or any affiliate of the Company to terminate the employment of any person at any time.
1.4.Decisions of Board or Committee. The Board or the Committee shall have the right to resolve all questions which may arise in connection with the Award. Any interpretation, determination or other action made or taken by the Board or the Committee regarding the Plan or this Agreement shall be final, binding and conclusive.
1.5.Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the death of the Holder, acquire any rights hereunder in accordance with this Agreement or the Plan.
1.6.Notices. All notices, requests or other communications provided for in this Agreement shall be made, if to the Company, to CDW Corporation, Attn: General Counsel, 200 N. Milwaukee Avenue, Vernon Hills, Illinois 60061, and if to the Holder, to the last known mailing address of the Holder contained in the records of the Company. All notices, requests or other communications provided for in this Agreement shall be made in writing either (a) by personal delivery, (b) by facsimile or electronic mail with confirmation of receipt, (c) by mailing in the United States mails or (d) by express courier service. The notice, request or other communication shall be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile or electronic mail transmission or upon receipt by the party entitled thereto if by United States mail or express courier service; provided, however, that if a notice, request or other communication sent to the Company is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.
1.7.Governing Law. This Agreement, the Award and all determinations made and actions taken pursuant hereto and thereto, to the extent not governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.
1.8.Agreement Subject to the Plan. This Agreement is subject to the provisions of the Plan and shall be interpreted in accordance therewith. In the event that the provisions of this Agreement and the Plan conflict, the Plan shall control. The Holder hereby acknowledges receipt of a copy of the Plan.

1.9.Entire Agreement. This Agreement and the Plan constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Holder with respect to the subject matter hereof, and may not be modified adversely to the Holder’s interest except by means of a writing signed by the Company and the Holder.
1.10.Partial Invalidity. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted.
1.11.Amendment and Waiver. The Company may amend the provisions of this Agreement at any time; provided that an amendment that would adversely affect the Holder’s rights under this Agreement shall be subject to the written consent of the Holder. No course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.
1.12.Compliance With Section 409A of the Code. This Award is intended to be exempt from or comply with Section 409A of the Code, and shall be interpreted and construed accordingly. To the extent this Agreement provides for the Award to become vested and be settled upon the Holder’s termination of employment, the applicable shares of Common Stock shall be transferred to the Holder or his or her beneficiary upon the Holder’s “separation from service,” within the meaning of Section 409A of the Code; provided that if the Holder is a “specified employee,” within the meaning of Section 409A of the Code, then to the extent the Award constitutes nonqualified deferred compensation, within the meaning of Section 409A of the Code, such shares of Common Stock shall be transferred to the Holder or his or her beneficiary upon the earlier to occur of (i) the six-month anniversary of such separation from service and (ii) the date of the Holder’s death. For purposes of complying with Section 409A of the Code, the Award shall be treated as payable upon the later to occur of (A) the date on which the Award ceases to be subject to a substantial risk of forfeiture and (B) the earliest of (x) the last day of the Performance Period, (y) the Holder’s separation from service and (z) the Holder’s death.
5